Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2019 RESULTS

Houston, Texas
March 5, 2020
FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) today reported net loss attributable to the Company for its fourth quarter ended December 31, 2019 (“current quarter”) of $0.7 million, or $0.03 per diluted share, on operating revenues of $60.4 million compared to net loss of $1.9 million, or $0.09 per diluted share, on operating revenues of $58.9 million for the quarter ended September 30, 2019 (“preceding quarter”). Era reported net loss attributable to the Company of $3.6 million, or $0.17 per diluted share, for the year ended December 31, 2019 (“current year”) on operating revenues of $226.1 million compared to net income of $13.9 million, or $0.64 per diluted share, on operating revenues of $221.7 million for the year ended December 31, 2018 (“prior year”).
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $10.1 million in the current quarter compared to $10.3 million in the preceding quarter. EBITDA adjusted to exclude special items was $13.7 million in the current quarter compared to $10.5 million in the preceding quarter. Special items in the current quarter consisted of a $1.6 million non-cash impairment charge related to the Company's last remaining H225 helicopter, a $1.0 million non-cash charge due to the impairment of an intangible asset related to the Company’s subsidiary in Colombia and $1.0 million of non-routine professional services fees related to the expected merger with Bristow Group Inc. ("Bristow"). Special items in the preceding quarter consisted of $0.2 million in non-routine professional services fees related to the expected merger with Bristow. EBITDA further adjusted to exclude gains on asset dispositions, as well as the aforementioned special items, was $10.6 million in the current quarter compared to $9.7 million in the preceding quarter. Gains on asset dispositions were $3.1 million in the current quarter compared to $0.8 million in the preceding quarter.
On January 24, 2020, Era and Bristow announced that they had entered into a definitive agreement to combine the two companies in an all-stock transaction, creating a financially stronger global industry leader with enhanced size and diversification.
"We remain very excited about the expected merger with Bristow, which we believe will create substantial value for the stakeholders of both companies," said Chris Bradshaw, President and Chief Executive Officer of Era Group Inc. "As previously disclosed, the merger is expected to close in the second half of this year."
Sequential Quarter Results
Operating revenues were $1.5 million higher in the current quarter compared to the preceding quarter primarily due to higher U.S. oil and gas revenues and the full quarter impact of emergency response services contracts that commenced in the preceding quarter. These increases were partially offset by lower international oil and gas revenues and lower dry-leasing revenues in the current quarter.
Operating expenses were consistent with the preceding quarter.
Administrative and general expenses were $2.2 million higher in the current quarter primarily due to increased compensation costs and higher professional services fees related to the expected merger with Bristow.
In the current quarter, the Company sold two medium helicopters and disposed of capital parts, resulting in net gains of $3.1 million. In the preceding quarter, the Company sold three light twin helicopters, two hangar facilities and other property and equipment for net gains of $0.8 million.
Foreign currency gains were $0.1 million in the current quarter primarily due to the weakening of the U.S. dollar relative to the Brazilian real. Foreign currency losses were $0.7 million in the preceding quarter primarily due to the strengthening of the U.S. dollar relative to the Brazilian real.
Income tax benefit was $1.1 million in the current quarter compared to income tax expense in the preceding quarter of $0.5 million, primarily due to impairment charges recognized in the current quarter.

Calendar Quarter Results
Operating revenues in the current quarter were $8.4 million higher compared to the quarter ended December 31, 2018 (“prior year quarter”) primarily due to higher utilization of helicopters in oil and gas operations and the commencement of new emergency response services and dry-leasing contracts.
Operating expenses were $2.5 million higher compared to the prior year quarter primarily due to an increase in personnel costs and other expenses related to increased activity in the current quarter. These increases were partially offset by lower repairs and maintenance costs.
Administrative and general expenses were $2.0 million higher in the current quarter primarily due to increased compensation costs and higher professional services fees related to the expected merger with Bristow.
In the current quarter, the Company sold two medium helicopters and disposed of capital parts, resulting in net gains of $3.1 million. In the prior year quarter, the Company disposed of one H225 heavy helicopter via a sales-type lease and disposed of capital parts for a net loss of $0.7 million.
Income tax benefit was $0.6 million lower in the current quarter primarily due to higher pre-tax losses in the prior year quarter.
Net loss attributable to the Company was $0.7 million in the current quarter compared to $5.8 million in the prior year quarter.
EBITDA was $10.1 million in the current quarter compared to $4.6 million in the prior year quarter. EBITDA adjusted to exclude special items was $13.7 million in the current quarter compared to $5.0 million in the prior year quarter. Special items in the current quarter were discussed above. Special items in the prior year quarter consisted of a $1.0 million non-cash impairment charge related to the Company's last remaining H225 helicopter and $0.6 million of equity earnings from the Company’s Dart Holding Company Ltd. (“Dart”) joint venture. EBITDA further adjusted to exclude gains on asset dispositions, as well as the aforementioned special items, was $10.6 million in the current quarter compared to $5.7 million in the prior year quarter. Gains on asset dispositions were $3.1 million in the current quarter compared to losses of $0.7 million in the prior year quarter.
Full Year Results
Operating revenues were $4.4 million higher in the current year primarily due to the commencement of new dry-leasing and emergency response services contracts. These increases were partially offset by lower revenues from U.S. oil and gas operations primarily due to lower utilization.
Operating expenses were $3.0 million higher in the current year primarily due to increased repairs and maintenance and personnel costs.
Administrative and general expenses were $6.8 million lower in the current year primarily due to the absence of professional services fees related to litigation that was settled in the prior year, partially offset by higher compensation costs.
Depreciation expense was $1.9 million lower in the current year primarily due to the disposition of assets and certain assets becoming fully depreciated subsequent to the prior year.
Interest income was $1.4 million higher in the current year primarily due to interest earned on the Company's higher cash balances and sales-type leases.
Interest expense was $1.3 million lower in the current year primarily due to lower debt balances and the write-off of deferred debt issuance costs related to the amendment of the Company’s Amended and Restated Senior Secured Revolving Credit Facility in the prior year.
Income tax benefit was $0.7 million in the current year primarily due to pre-tax losses. Income tax expense was $2.9 million in the prior year primarily due to the recognition of litigation settlement proceeds.
Net loss attributable to the Company was $3.6 million in the current year compared to net income of $13.9 million in the prior year.
EBITDA was $43.2 million in the current year compared to $69.0 million in the prior year. EBITDA adjusted to exclude special items was $37.9 million in the current year compared to $36.8 million in the prior year. Special items in the current year consisted of $1.5 million in non-routine professional services fees related to the expected merger with Bristow, a $1.6 million non-cash impairment charge related to the Company's last remaining H225 helicopter, a $1.0 million non-cash charge due to the impairment of an intangible asset related to the Company’s subsidiary in Colombia,

$9.9 million of equity earnings related to the Dart joint venture, a $0.6 million loss on the sale of corporate securities, and a less than $0.1 million loss on the extinguishment of debt. Special items in the prior year consisted of $2.2 million of equity earnings related to the Dart joint venture, $42.0 million in litigation settlement proceeds, $11.2 million in non-routine professional services fees related to the settled litigation, a $1.0 million non-cash impairment charge related to the Company's last remaining H225 helicopter, and a $0.2 million gain on the extinguishment of debt related to a previously settled tax dispute in Brazil. EBITDA further adjusted to exclude gains on asset dispositions, as well as the aforementioned special items, was $34.2 million in the current year compared to $35.2 million in the prior year. Gains on asset dispositions were $3.7 million in the current year compared to $1.6 million in the prior year.
Liquidity
As of December 31, 2019 , the Company had $117.4 million in cash balances and $124.3 million of remaining availability under its Amended and Restated Senior Secured Revolving Credit Facility (the “Facility”), for total liquidity of $241.7 million. As of December 31, 2019, the Company’s senior secured leverage ratio, as defined in the Facility, was 0.3x compared to the covenant requirement of not more than 3.25x, and the Company’s interest coverage ratio, as defined in the Facility, was 3.2x compared to the covenant requirement of not less than 1.75x.
Capital Commitments
The Company had unfunded capital commitments of $80.5 million as of December 31, 2019, consisting primarily of orders for new helicopters. The Company may terminate all of its capital commitments without further liability other than aggregate liquidated damages of $2.1 million.
Included in these capital commitments are agreements to purchase three AW189 heavy helicopters and five AW169 light twin helicopters. The AW189 helicopters are scheduled to be delivered in 2020 and 2021. Delivery dates for the AW169 helicopters have not been determined. In addition, the Company had outstanding options to purchase up to ten additional AW189 helicopters. If these options are exercised, the helicopters would be scheduled for delivery in 2021 and 2022.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on March 6, 2020 to review the results for the fourth quarter and full year ended December 31, 2019. The conference call can be accessed as follows:
All callers will need to reference the access code 2897855
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (800) 367-2403
Outside the U.S.: Operator Assisted International Dial-In Number: (334) 777-6978
Replay
A telephone replay will be available through March 20, 2020 and may be accessed by calling (888) 203-1112 using the replay passcode 2897855. An audio replay will also be available on the Company’s website at www.erahelicopters.com shortly after the call and will be accessible through March 20, 2020. The accompanying investor presentation will be available on Friday, March 6, 2020, on Era’s website at www.erahelicopters.com.
About Era Group
Era is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era provides helicopters and related services to customers and third-party helicopter operators in other countries, including Brazil, Chile, Colombia, India, Mexico, Spain and Suriname. Era’s helicopters are primarily used to transport personnel to, from and between offshore oil and gas production platforms, drilling rigs and other installations. In addition, Era’s helicopters are used to perform emergency response services, firefighting, utility, VIP transport and other services. Era also provides a variety of operating lease solutions and technical fleet support to third party operators.

Forward-Looking Statements Disclosure
Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, risks related to the Company’s recently announced combination with Bristow Group Inc. (“Bristow”), including: the ability of Bristow and the Company to obtain necessary shareholder approvals, the ability to satisfy all necessary conditions on the anticipated closing timeline or at all, the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the Merger, conditions imposed in order to obtain required regulatory approvals for the Merger, the costs incurred to consummate the Merger, the possibility that the expected synergies from the Merger will not be realized, difficulties related to the integration of the two companies, disruption from the anticipated Merger making it more difficult to maintain relationships with customers, employees, regulators or suppliers, and the diversion of management time and attention to the anticipated combination; the Company’s dependence on, and the cyclical and volatile nature of, offshore oil and gas exploration, development and production activity, and the impact of general economic conditions and fluctuations in worldwide prices of and demand for oil and natural gas on such activity levels; the Company’s reliance on a limited number of customers and the reduction of its customer base resulting from bankruptcies or consolidation; risks that the Company’s customers reduce or cancel contracted services or tender processes or obtain comparable services through other forms of transportation; dependence on United States (“U.S.”) government agency contracts that are subject to budget appropriations; cost savings initiatives implemented by the Company’s customers; risks inherent in operating helicopters; the Company’s ability to maintain an acceptable safety record and level of reliability; the impact of increased U.S. and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; the impact of a grounding of all or a portion of the Company’s fleet for extended periods of time or indefinitely on the Company’s business, including its operations and ability to service customers, results of operations or financial condition and/or the market value of the affected helicopter(s); the Company’s ability to successfully expand into other geographic and aviation service markets; risks associated with political instability, governmental action, war, acts of terrorism, trade policies and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of the Company’s assets or result in claims of a force majeure situation; the impact of declines in the global economy and financial markets; the impact of fluctuations in foreign currency exchange rates on the Company’s asset values and cost to purchase helicopters, spare parts and related services; risks related to investing in new lines of aviation service without realizing the expected benefits; risks of engaging in competitive processes or expending significant resources for strategic opportunities, with no guaranty of recoupment; the Company’s reliance on a small number of helicopter manufacturers and suppliers; the Company’s ongoing need to replace aging helicopters; the Company’s reliance on the secondary helicopter market to dispose of used helicopters and parts; the Company’s reliance on information technology and potential harm from cyber-security incidents; the impact of allocation of risk between the Company and its customers; the liability, legal fees and costs in connection with providing emergency response services; adverse weather conditions and seasonality; risks associated with the Company’s debt structure; the Company’s counterparty credit risk exposure; the impact of operational and financial difficulties of the Company’s joint ventures and partners and the risks associated with identifying and securing joint venture partners when needed; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings; significant increases in fuel costs; the Company’s ability to obtain insurance coverage and the adequacy and availability of such coverage; the possibility of labor problems; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; and various other matters and factors, many of which are beyond the Company’s control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under "Risk Factors" in Era Group's Annual Report on Form 10-K for the year ended December 31, 2019, and in Era Group's current reporting on Form 8-K (if any).

The Facility requires that the Company maintain certain financial ratios on a rolling four-quarter basis. The interest coverage ratio is a trailing four-quarter quotient of (i) EBITDA (as defined in the Facility) less dividends and distributions divided by (ii) interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. The senior secured leverage ratio is calculated by dividing (i) the sum of secured debt for borrowed money, capital lease obligations and guaranties of obligations of non-consolidated entities by (ii) EBITDA (as defined in the Facility). The senior secured leverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. EBITDA is calculated differently under the Facility than as presented elsewhere in this release.
Additional Information and Where to Find It
In connection with the proposed transaction, Era intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) that will include a joint proxy statement of Era and Bristow that also constitutes a prospectus of Era (the “Joint Proxy Statement/Prospectus”). Each of Era and Bristow will provide the Joint Proxy Statement/Prospectus to their respective stockholders. Era and Bristow also plan to file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the Joint Proxy Statement/Prospectus or Registration Statement or any other document which Era or Bristow may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION. You may obtain a copy of the Joint Proxy Statement/Prospectus (when it becomes available), the Registration Statement (when it becomes available) and other relevant documents filed by Era and Bristow without charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to (1) Era by mail at 945 Bunker Hill, Suite 650, Houston, Texas 77024, Attention: Investor Relations, by telephone at (713)-369-4700, or by going to the Investor page on Era’s corporate website at www.erahelicopters.com; or (2) Bristow by mail at 3151 Briarpark Drive, Suite 700, Houston, Texas, 77042, Attention: Investor Relations, by telephone at (713) 267-7600, or by going to the Investors page on Bristow’s corporate website at www.bristowgroup.com.
Participants in Proxy Solicitation
Era, Bristow and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Era and Bristow stockholders in respect of the proposed transaction under the rules of the SEC. You may obtain information regarding the names, affiliations and interests of Era’s directors and executive officers in Era’s Annual Report on Form 10-K for the year ended December 31, 2019, which will be filed with the SEC on March 6, 2020. Investors may obtain information regarding the names, affiliations and interests of Bristow’s directors and executive officers on Bristow’s website. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction if and when they become available. Investors should read The Joint Proxy Statement/Prospectus carefully and in its entirety when it becomes available before making any voting or investment decisions.
No Offer or Solicitation
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.
For additional information concerning Era Group, contact Jennifer Whalen at (713) 369-4636 or visit Era Group’s website at www.erahelicopters.com.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(unaudited)
Operating revenues	$60,377	$52,016	$226,059	$221,676
Costs and expenses:
Operating	39,508	37,018	154,546	151,523
Administrative and general	11,366	9,412	38,278	45,126
Depreciation and amortization	9,337	9,530	37,619	39,541
Total costs and expenses	60,211	55,960	230,443	236,190
Gains (losses) on asset dispositions, net	3,095	(694)	3,657	1,575
Litigation settlement proceeds	—	—	—	42,000
Loss on impairment	(2,551)	(991)	(2,551)	(991)
Operating income (loss)	710	(5,629)	(3,278)	28,070
Other income (expense):
Interest income	845	818	3,487	2,042
Interest expense	(3,517)	(3,485)	(13,874)	(15,131)
Loss on sale of investments	—	—	(569)	—
Foreign currency gains (losses), net	102	77	(472)	(1,018)
Gains (losses) on debt extinguishment	—	—	(13)	175
Other, net	(3)	33	(28)	54
Total other income (expense)	(2,573)	(2,557)	(11,469)	(13,878)
Income (loss) before income tax expense and equity earnings	(1,863)	(8,186)	(14,747)	14,192
Income tax expense (benefit), net	(1,052)	(1,609)	(731)	2,940
Income (loss) before equity earnings	(811)	(6,577)	(14,016)	11,252
Equity earnings, net of tax	—	629	9,935	2,206
Net income (loss)	(811)	(5,948)	(4,081)	13,458
Net loss attributable to non-controlling interest in subsidiary	131	154	488	464
Net income (loss) attributable to Era Group Inc.	$(680)	$(5,794)	$(3,593)	$13,922

Basic earnings (loss) per common share	$(0.03)	$(0.27)	$(0.17)	$0.64
Diluted earnings (loss) per common share	$(0.03)	$(0.27)	$(0.17)	$0.64

Weighted average common shares outstanding, basic	20,652,207	21,251,638	21,009,362	21,167,550
Weighted average common shares outstanding, diluted	20,653,699	21,251,638	21,010,715	21,180,490

EBITDA	$10,146	$4,640	$43,194	$69,028
Adjusted EBITDA	$13,662	$5,002	$37,861	$36,820
Adjusted EBITDA excluding Gains	$10,567	$5,696	$34,204	$35,245

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018
Total revenues	$60,377	$58,909	$55,480	$51,293	$52,016
Costs and expenses:
Operating	39,508	39,522	38,820	36,696	37,018
Administrative and general	11,366	9,142	8,895	8,875	9,412
Depreciation and amortization	9,337	9,312	9,520	9,450	9,530
Total costs and expenses	60,211	57,976	57,235	55,021	55,960
Gains (losses) on asset dispositions, net	3,095	754	(68)	(124)	(694)
Loss on impairment	(2,551)	—	—	—	(991)
Operating income (loss)	710	1,687	(1,823)	(3,852)	(5,629)
Other income (expense):
Interest income	845	956	934	752	818
Interest expense	(3,517)	(3,464)	(3,432)	(3,461)	(3,485)
Loss on sale of investments	—	—	(569)	—	—
Foreign currency gains (losses), net	102	(718)	270	(126)	77
Loss on debt extinguishment	—	—	(13)	—	—
Other, net	(3)	(5)	(9)	(11)	33
Total other income (expense)	(2,573)	(3,231)	(2,819)	(2,846)	(2,557)
Loss before income taxes and equity earnings	(1,863)	(1,544)	(4,642)	(6,698)	(8,186)
Income tax expense (benefit)	(1,052)	515	1,394	(1,588)	(1,609)
Loss before equity earnings	(811)	(2,059)	(6,036)	(5,110)	(6,577)
Equity earnings (losses), net of tax	—	—	10,910	(975)	629
Net income (loss)	(811)	(2,059)	4,874	(6,085)	(5,948)
Net loss attributable to non-controlling interest in subsidiary	131	149	66	142	154
Net income (loss) attributable to Era Group Inc.	$(680)	$(1,910)	$4,940	$(5,943)	$(5,794)

Basic earnings (loss) per common share	$(0.03)	$(0.09)	$0.22	$(0.28)	$(0.27)
Diluted earnings (loss) per common share	$(0.03)	$(0.09)	$0.22	$(0.28)	$(0.27)

Weighted average common shares outstanding, basic	20,652,207	20,625,408	21,448,115	21,323,312	21,251,638
Weighted average common shares outstanding, diluted	20,653,699	20,629,328	21,448,115	21,323,312	21,251,638

EBITDA	$10,146	$10,276	$18,286	$4,486	$4,640
Adjusted EBITDA	$13,662	$10,458	$8,112	$5,629	$5,002
Adjusted EBITDA excluding Gains	$10,567	$9,704	$8,180	$5,753	$5,696

ERA GROUP INC. OPERATING REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018
Oil and gas: (1)
U.S.	$37,462	$36,226	$33,270	$32,466	$33,876
International	13,655	14,740	14,499	13,616	13,357
Total oil and gas	51,117	50,966	47,769	46,082	47,233
Dry-leasing	3,911	4,250	4,287	3,463	2,938
Emergency response	5,349	3,693	3,424	1,748	1,845
	$60,377	$58,909	$55,480	$51,293	$52,016

FLIGHT HOURS BY LINE OF SERVICE (2) (unaudited)

	Three Months Ended
	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018
Oil and gas: (1)
U.S.	5,644	6,181	5,689	5,101	5,235
International	2,396	2,599	2,548	2,224	2,410
Total oil and gas	8,040	8,780	8,237	7,325	7,645
Emergency Response	120	144	110	76	90
	8,160	8,924	8,347	7,401	7,735
____________________

(1)	Primarily oil and gas services, but also includes revenues and flight hours from utility services.

(2)	Does not include hours flown by helicopters in the Company's dry-leasing line of service.

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018
ASSETS		(unaudited)	(unaudited)	(unaudited)
Current assets:
Cash and cash equivalents	$117,366	$107,736	$88,430	$49,612	$50,753
Receivables:
Trade, net of allowance for doubtful accounts	37,964	37,176	35,658	37,178	37,109
Tax receivables	2,860	2,705	2,680	2,843	3,187
Other	15,421	11,567	16,478	7,204	2,343
Inventories, net	20,066	20,826	21,004	20,893	20,673
Prepaid expenses	2,184	2,851	2,822	2,233	1,807
Total current assets	195,861	182,861	167,072	119,963	115,872
Property and equipment	895,063	901,580	918,972	918,252	917,161
Accumulated depreciation	(338,164)	(334,730)	(336,825)	(327,444)	(317,967)
Net property and equipment	556,899	566,850	582,147	590,808	599,194
Operating lease right-of-use	9,468	9,907	8,080	8,460	—
Equity investments and advances	—	—	—	24,427	27,112
Intangible assets	96	1,094	1,098	1,102	1,107
Other assets	2,191	6,363	6,487	21,081	21,578
Total assets	$764,515	$767,075	$764,884	$765,841	$764,863

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$12,923	$11,940	$13,467	$12,643	$13,161
Accrued wages and benefits	10,554	8,960	8,222	5,524	9,267
Accrued interest	520	3,321	536	3,376	569
Accrued income taxes	3,612	2,945	938	2,874	973
Accrued other taxes	937	1,986	1,410	1,414	1,268
Accrued contingencies	598	548	647	656	630
Current portion of long-term debt	18,317	1,845	1,859	1,938	2,058
Other current liabilities	3,315	2,851	2,902	3,092	878
Total current liabilities	50,776	34,396	29,981	31,517	28,804
Long-term debt	141,832	158,731	158,981	159,961	160,217
Deferred income taxes	103,793	105,440	106,929	104,824	108,357
Operating lease liabilities	7,815	8,166	6,387	6,773	—
Deferred gains and other liabilities	745	850	850	721	747
Total liabilities	304,961	307,583	303,128	303,796	298,125

Redeemable noncontrolling interest	2,812	2,945	3,094	3,160	3,302
Equity:
Era Group Inc. stockholders’ equity:
Common stock	224	224	224	224	219
Additional paid-in capital	452,009	451,103	449,687	448,690	447,298
Retained earnings	14,692	15,372	17,282	12,342	18,285
Treasury shares, at cost	(10,183)	(10,152)	(8,531)	(2,481)	(2,476)
Accumulated other comprehensive income, net of tax	—	—	—	110	110
Total equity	456,742	456,547	458,662	458,885	463,436
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$764,515	$767,075	$764,884	$765,841	$764,863

Reconciliation of Non-GAAP Metrics
The Company’s management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of its business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occur during the reported period, as noted below. The Company includes EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of its operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended					Year Ended
	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018
Net Income	$(811)	$(2,059)	$4,874	$(6,085)	$(5,948)	$(4,081)	$13,458
Depreciation and amortization	9,337	9,312	9,520	9,450	9,530	37,619	39,541
Interest income	(845)	(956)	(934)	(752)	(818)	(3,487)	(2,042)
Interest expense	3,517	3,464	3,432	3,461	3,485	13,874	15,131
Income tax expense (benefit)	(1,052)	515	1,394	(1,588)	(1,609)	(731)	2,940
EBITDA	$10,146	$10,276	$18,286	$4,486	$4,640	$43,194	$69,028
Special items (1)	3,516	182	(10,174)	1,143	362	(5,333)	(32,208)
Adjusted EBITDA	$13,662	$10,458	$8,112	$5,629	$5,002	$37,861	$36,820
(Gains) losses on asset dispositions, net	(3,095)	(754)	68	124	694	(3,657)	(1,575)
Adjusted EBITDA excluding Gains	$10,567	$9,704	$8,180	$5,753	$5,696	$34,204	$35,245
(1)Special items include the following:

	Three Months Ended					Year Ended
	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018
Non-routine professional services fees related to the Bristow merger	$965	$182	$154	$168	$—	$1,469	$—
H225 impairment	1,557	—	—	—	991	1,557	991
Flight certificate impairment	994	—	—	—	—	994	—
Equity (earnings) losses	—	—	(10,910)	975	(629)	(9,935)	(2,206)
Loss (gain) on debt extinguishment	—	—	13	—	—	13	(175)
Loss on sale of investment	—	—	569	—	—	569	—
Litigation settlement proceeds	—	—	—	—	—	—	(42,000)
Non-routine litigation expenses	—	—	—	—	—	—	11,182
	$3,516	$182	$(10,174)	$1,143	$362	$(5,333)	$(32,208)

Free Cash Flow represents the Company’s net cash provided by operating activities plus proceeds from disposition of property and equipment, less expenditures related to purchases of property and equipment. Adjusted Free Cash Flow is Free Cash Flow adjusted to exclude professional services fees paid in relation to the expected merger with Bristow.  Management believes that the use of Adjusted Free Cash Flow is meaningful as it measures the Company’s ability to generate cash from its business after excluding cash payments for special items. Management uses this information as an analytical indicator to assess the Company’s liquidity and performance.  However, investors should note numerous methods may exist for calculating a company's free cash flow. As a result, the method used by management to calculate Adjusted Free Cash Flow may differ from the methods used by other companies to calculate their free cash flow.
The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to Free Cash Flow and Adjusted Free Cash Flow (in thousands).

	Three Months Ended
	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018
Net cash provided by operating activities	$7,708	$9,970	$7,240	$2,635	$4,002
Plus: Proceeds from disposition of property and equipment	4,000	9,252	—	—	70
Less: Purchases of property and equipment	(1,390)	(2,588)	(1,268)	(1,312)	(1,530)
Free cash flow	$10,318	$16,634	$5,972	$1,323	$2,542
Plus: Non-routine professional services fees(2)	329	237	—	168	—
Adjusted free cash flow	$10,647	$16,871	$5,972	$1,491	$2,542
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(2) Non-routine professional services fees, related to the expected merger with Bristow.

ERA GROUP INC. FLEET COUNTS (unaudited)

	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018
Heavy:
S92	4	4	4	4	4
H225	1	1	1	1	1
AW189	4	4	4	4	4
	9	9	9	9	9

Medium:
AW139	36	36	36	36	36
S76 C+/C++	5	5	5	5	5
B212	3	5	5	5	5
	44	46	46	46	46

Light—twin engine:
A109	7	7	7	7	7
EC135	10	10	13	13	13
BO105	3	3	3	3	3
	20	20	23	23	23

Light—single engine:
A119	13	13	13	13	13
AS350	17	17	17	17	17
	30	30	30	30	30
Total Helicopters	103	105	108	108	108
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Note: Era owns and controls all of its helicopters.